EXHIBIT F.6

[Letterhead of Cleary, Gottlieb, Steen & Hamilton]

Writer’s Direct Dial: (212) 225-2810

     August 10, 2004

República Oriental del Uruguay
c/o Banco Central del Uruguay
C. Correo 1467
11100, Montevideo
República Oriental del Uruguay

Ladies and Gentlemen:

               We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) and Banco Central del Uruguay (“Banco Central”) in connection with the Republic’s offering, pursuant to a registration statement (No. 333-103739) filed with the Securities and Exchange Commission under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) of Uruguayan Pesos 6,254,500,000 aggregate principal amount of its 17¾% Devaluation-Protected Notes due 2006, payable in United States dollars (the “Bonds”). The Bonds are issued under an indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central, as financial agent of the Republic, and The Bank of New York, as trustee. Such registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time pursuant to Rule 430A under the Securities Act, is herein called the “Registration Statement,” and the prospectus dated July 28, 2004 included in the Registration Statement, as supplemented by the prospectus supplement dated July 28, 2004, is herein called the “Prospectus.”

               In arriving at the opinion expressed below, we have reviewed the following:

               (a) the Registration Statement, as amended as of the date hereof;

               (b) the Prospectus;

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               (c) an executed copy of the Indenture; and

               (d) a copy of the executed Bonds.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Republic and Banco Central and such other persons, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

               In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such documents are genuine, (ii) the accuracy as to factual matters of each document we have reviewed, and (iii) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Uruguayan law.

               Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the Bonds have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture, the Bonds constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

               Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Republic, (i) we have assumed that the Republic and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience would normally be applicable with respect to such agreement or obligation), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

               We express no opinion as to the enforceability of paragraph 16 of the terms and conditions of the Bonds relating to currency indemnity.

               The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in paragraph 15(d) of the terms and conditions of the Bonds and Section 9.7(d) of the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it

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purports to apply to any immunity to which the Republic may become entitled after the date hereof.

               We also note that the designation in paragraph 15(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture of the U.S. federal courts located in The City of New York as the venue for actions or proceedings relating to the Bonds is (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

               The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

               We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON
By:	/s/ Lee C. Buchheit
Lee C. Buchheit, a Partner